Exhibit 10.3

United Insurance Holdings Corp.
Omnibus Incentive Plan
Performance Stock Unit Award Agreement

United Insurance Holdings Corp., a Delaware corporation (the “Company”), hereby grants to the individual (the “Holder”) named in the award notice attached hereto (the “Award Notice”) as of the date set forth in the Award Notice (the “Grant Date”), pursuant to the provisions of the United Insurance Holdings Corp. Omnibus Incentive Plan (the “Plan”), a Performance Unit award (the “Award”) with respect to the number of shares of the Company’s common stock, par value $0.0001 per share (“Stock”), set forth in the Award Notice, upon and subject to the restrictions, terms and conditions set forth in the Plan, the Award Notice and this agreement (the “Agreement”). Capitalized terms not defined herein shall have the meanings specified in the Award Notice and the Plan.
1.Award Subject to Acceptance of Agreement. The Award shall be null and void unless the Holder shall accept this Agreement by executing the Award Notice in the space provided therefor and returning an original execution copy of the Award Notice to the Company (or electronically accepting this Agreement within the Holder’s stock plan account with the Company’s stock plan administrator according to the procedures then in effect).

2.Rights as a Stockholder. The Holder shall not be entitled to any privileges of ownership with respect to the shares of Stock subject to the Award unless and until, and only to the extent, such shares become vested pursuant to Section 4 hereof and the Holder becomes a stockholder of record with respect to such shares.

3.Dividend Equivalent Units. In accordance with Section 11 of the Plan, with respect to the target number of unvested PSUs, the Company shall, with respect to any ordinary dividends paid on the shares of Stock, award the Holder a number of restricted stock units having a Fair Market Value as of the date such dividend is paid equal to the dividends that would have been paid with respect to each such PSU if it were an outstanding share of Stock (the “Dividend Equivalent Units”). These Dividend Equivalent Units thereafter shall (i) be treated as PSUs for purposes of future dividend accruals pursuant to this Section 3 and (ii) vest and settle in such amounts and at the same time as the PSUs with respect to which such Dividend Equivalent Units were received.

4.Performance Periods and Vesting.

4.1.Performance-Based Vesting Conditions. Except as otherwise provided in this Section 4, the Award shall vest in accordance with the vesting conditions and on the schedule set forth in the Award Notice, subject to the Holder’s continued employment or service, as applicable, in good standing with the Company or a Subsidiary through the applicable Vesting Date and satisfaction of the Performance Conditions as set forth in the Award Notice. The period of time during which the PSUs remain unvested shall be referred to herein as the “Restriction Period”. If the Holder’s employment or service, as applicable, with the Company terminates prior to the end of the Restriction Period for any reason, then, except as otherwise determined by the Company, the PSUs that are unvested as of the date of termination shall be immediately forfeited by the Holder and cancelled by the Company as of such termination of employment; provided that:

(a)Termination due to death or Disability. If the Holder’s employment or service, as applicable, with the Company terminates by reason of the Holder’s death or Disability, then the Performance Conditions shall no longer be applicable to the PSUs, and a Pro-Rata Portion of the PSUs that are unvested as of immediately prior to the date of such termination shall become vested as of such date of termination. For purposes of this Agreement, the “Pro-Rata Portion” shall be determined by multiplying (i) the portion of the Award that would have vested at target level had the Holder remained employed until the next Vesting Date by (ii) a fraction, the numerator of which is the number of days the Holder was employed by the Company from the previous Vesting Date (or the Grant Date, if no Vesting Date has yet occurred) until the date of termination, and the denominator of which is the number of days from and after the previous Vesting Date (or the Grant Date, if no Vesting Date has yet occurred) through the next Vesting Date, rounding up to the next whole share of Stock. For the avoidance of doubt, the PSUs that have become vested in accordance with the vesting schedule set forth in the Award Notice as of the date of such termination of employment shall remain outstanding and be settled as provided in this Agreement. The portion of the Award that remains unvested as of the date of termination will be immediately forfeited by the Holder and cancelled by the Company.

(b)Termination due to Retirement. If the Holder’s employment or service, as applicable, with the Company terminates by reason of the Holder’s Retirement then, subject to the Holder’s continued compliance with the restrictive covenants (“Covenants”) attached hereto as Appendix B, and subject to the Holder’s execution and non-revocation of a waiver and release of claims in the form prescribed by the Company within 60 days following the date of such termination of employment (the “Release Condition”), the Award shall continue to become vested in accordance with the vesting schedule and criteria set forth in the Award Notice. Notwithstanding the foregoing, upon a breach of the Covenants, any portion of the Award that is unvested as of the time of the breach shall be immediately forfeited by the Holder and cancelled by the Company as of such breach.

(c)Termination by the Company without Cause following a Change of Control. If, prior to the end of the Restriction Period, the Holder’s employment with the Company is terminated by the Company without Cause, or if the Holder resigns for Good Reason, in each case within 24 months following a Change of Control then, subject to the continued compliance with the Covenants and the Release Condition, the Performance Conditions shall no longer apply. Instead, any unvested PSUs shall become fully vested as of the date of such termination of employment in the following manner:

(i)If such termination of employment occurs during the year of the Change of Control then any unvested PSUs will become immediately vested, with the number of such vested PSUs determined based on (y) the actual level of achievement of the Performance Conditions during the period beginning on the first day of the Performance Period during which the termination of employment occurs and ending on the last day of the fiscal quarter immediately prior to the fiscal quarter during which the Change of Control occurs and (z) at the target level of achievement of the Performance Conditions during the period thereafter.

(ii)If such termination of employment occurs after the year of the Change of Control then any unvested PSUs will be deemed to have been satisfied at the target achievement of the Performance Conditions as of the date of termination.

Notwithstanding the foregoing, upon a breach of the Covenants, any portion of the Award that is unvested as of the time of the breach shall be immediately forfeited by the Holder and cancelled by the Company as of such breach.
(d)Termination by the Company for Cause. If the Holder’s employment with the Company terminates prior to the final Vesting Date by reason of the Company’s termination of the Holder’s employment for Cause, then the Award, whether or not vested, shall be forfeited by the Holder and cancelled by the Company upon notice of such termination of employment, which shall be provided in accordance with Section 7.6 of this Agreement.

(e)Termination Other than for Cause or Resignation. If the Holder’s employment or service, as applicable, with the Company terminates prior to the end of the Restriction Period for any reason other than as set forth in Sections 4.1(a) through 4.1(d) hereof (including a termination by the Company without Cause or a resignation other than as described in Section 4.1(c)), then the unvested portion of the Award shall be immediately forfeited by the Holder and cancelled by the Company.

(f)Definitions.

(i)“Change in Control” shall have the meaning set forth in the Plan; provided that for any payments which constitute deferred compensation under Section 409A of the Internal Revenue Code of 1986, as Amended (the “Code”), such definition meets the requirements of Treasury Regulation §1.409A-3(i)(5).

(ii)“Disability” shall have the meaning set forth in the Plan; provided that for any amounts that constitute deferred compensation under Section 409A of the Code, such definition meets the requirements of Treasury Regulation §1.409A-3(i)(4).

(iii)“Good Reason” shall have the meaning given to it in an effective employment agreement between the Holder and the Company or any of its Affiliates or, if no such agreement exists or if Good Reason is not defined therein, Good Reason means the occurrence, without the Holder’s written consent, of any of the following events or circumstances: (w) a material reduction in the Holder’s annual base salary or target bonus opportunity, (x) a material diminution in the Holder’s title, duties or responsibilities, (y) a relocation of the Holder’s principal work location by more than 50 miles or (z) any material breach of this Agreement by the Company; provided, however, that Good Reason shall not exist unless the Holder gives the Company notice specifically detailing the event the Holder believes gives rise to Good Reason within 60 days of the date of the initial occurrence of such event. In cases where cure is possible, the Company shall be provided a 30-day period after such notice is given in accordance with Section 7.6 of this Agreement. If such circumstances are not cured by the expiration of such cure period, the Holder shall resign for Good Reason within three months following the end of the cure period.

(iv) “Retirement” means termination of employment or service with the Company and its Affiliates on or after the date the Holder has both attained age sixty-five (65) and completed ten (10) years of service with the Company and its Affiliates; provided that at the time of such termination, no circumstances exist that would constitute Cause.

5.Issuance or Delivery of Shares.  Within thirty (30) days after the date that the Committee determines the extent to which the Performance Conditions have been satisfied for the applicable Performance Period, the Company shall issue or deliver, subject to the conditions of this Agreement, the vested shares of Stock to the Holder. Such issuance or delivery shall be evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company. The Company may, at its discretion, pay all original issue or transfer taxes and all fees and expenses incident to such issuance or delivery or otherwise provide for such payments to be made in a manner consistent with the terms the Plan.  Prior to the issuance to the Holder of the shares of Stock subject to the Award, the Holder shall have no direct or secured claim in any specific assets of the Company or in such shares of Stock, and will have the status of a general unsecured creditor of the Company.

6.Transfer Restrictions and Investment Representation.

6.1.Nontransferability of Award. The Award may not be transferred by the Holder other than by will or the laws of descent and distribution or pursuant to the designation of one or more beneficiaries on the form prescribed by the Company.  Except to the extent permitted by the foregoing sentence, the Award may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process.  Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Award, the Award and all rights hereunder shall immediately become null and void.

6.2.Investment Representation. The Holder hereby covenants that (a) any sale of any share of Stock acquired upon the vesting of the Award shall be made either pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws and (b) the Holder shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance of the shares and, in connection therewith, shall execute any documents which the Committee shall in its sole discretion deem necessary or advisable.

7.Additional Terms and Conditions of Award.

7.1.Adjustment. The Award shall be subject to adjustment in accordance with Section 16 of the Plan.

7.2.Compliance with Applicable Law. The Award is subject to the condition that if the listing, registration or qualification of the shares of Stock subject to the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares hereunder, the shares of Stock subject to the Award shall not be delivered, in whole or in part, unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent, approval or other action.

7.3.Award Confers No Rights to Continued Employment. In no event shall the granting of the Award or its acceptance by the Holder, or any provision of this Agreement or the Plan, give or be deemed to give the Holder any right to continued employment by the Company, any Subsidiary or any Affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any Affiliate of the Company to terminate the employment of any person at any time.

7.4.Decisions of Board or Committee. The Board or the Committee shall have the right to resolve all questions which may arise in connection with the Award. Any interpretation, determination or other action made or taken by the Board or the Committee regarding the Plan or this Agreement shall be final, binding and conclusive.

7.5.Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Holder, acquire any rights hereunder in accordance with this Agreement or the Plan.

7.6.Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to United Insurance Holdings Corp. Attention: Jessica Strathman, 800 2nd Ave S., St. Petersburgh, FL 33701, and if to the Holder, to the last known mailing address of the Holder contained in the records of the Company. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery, (b) by facsimile or electronic mail with confirmation of receipt, (c) by mailing in the United States mails or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon receipt by the party entitled thereto if by United States mail or express courier service, provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

7.7.Governing Law. This Agreement, the Award Notice and all determinations made and actions taken pursuant hereto and thereto, to the extent not governed by the laws of the United States, shall be governed by the laws of the State of Florida and construed in accordance therewith without giving effect to principles of conflicts of laws.

7.8.Agreement Subject to the Plan. This Agreement is subject to the provisions of the Plan and shall be interpreted in accordance therewith. In the event that the provisions of this Agreement and the Plan conflict, the Plan shall control. The Holder hereby acknowledges receipt of a copy of the Plan.

7.9.Entire Agreement. This Agreement, the Award Notice and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Holder with respect to the subject matter hereof, and may not be modified adversely to the Holder’s interest except by means of a writing signed by the Company and the Holder.

7.10.Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.

7.11.Amendment and Waiver. The Company may amend the provisions of this Agreement at any time, provided that an amendment that would materially impair the Holder’s rights under this Agreement shall be subject to the written consent of the Holder. No course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

7.12.Counterparts. The Award Notice may be executed in two counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

7.13.Section 409A. It is the intention of the parties that the payments or benefits to which the Holder could become entitled pursuant to this Agreement comply with or are exempt from Section 409A of the Code. Any payments that qualify for the “separation pay” exception or another exception under Section 409A of the Code shall be paid pursuant to the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of Section 409A of the Code. In the event the parties determine that the terms of this Agreement do not comply with Section 409A of the Code, they will negotiate reasonably and in good faith to amend the terms of this Agreement such that they comply with, or are exempt from, Section 409A of the Code (in a manner that attempts to minimize the economic impact of such amendment on the Holder and the Company) within the time period permitted by the applicable Treasury Regulations and in accordance with IRS Notice 2010-6 and other applicable guidance.

Notwithstanding any other provision of this Agreement, if (a) the Holder is to receive payments or benefits by reason of his separation from service (as such term is defined in Section 409A of the Code) other than as a result of his death, (b) the Holder is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the date of the Holder’s separation from service) for the period in which the payment or benefit would otherwise commence and (c) such payment or benefit would otherwise subject the Holder to any tax, interest or penalty imposed under Section 409A of the Code (or any regulation promulgated thereunder) if the payment or benefit would commence within six months of a termination of the Holder’s employment, then such payment or benefit will instead be paid, with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code determined as of the date of termination, as provided below in this Section 7.13. Such payments or benefits that would have otherwise been required to be made during such six-month period will be paid to the Holder (or the Holder’s estate, as applicable) in one lump sum payment or otherwise provided to the Holder (or the Holder’s estate, as applicable) on the earlier of (A) the first business day that is six months and one day after the Holder’s separation from service or (B) the fifth business day following the Holder’s death. Thereafter, the payments and benefits will continue, if applicable, for the relevant period set forth in this Agreement, as the case may be.

Appendix A

Performance Conditions and Calculations

Target Number of PSUs: [ ]

Performance Conditions
Peer Companies
Evaluation and Scoring of Performance Conditions
Scoring of the Performance Condition for any Partial Performance Period
Committee Discretion

Appendix B
1.Confidentiality/Non-Disclosure.
“Confidential Information” means any intellectual property, information, or trade secrets (whether or not specifically labeled or identified as “confidential” or “private”), in any form or medium, that is disclosed to, or developed or learned by, the Holder, and that relates to the business plan, underwriting, products, services, research, or development of or by the Company or its Subsidiaries, suppliers, distributors, customers, investors, partners, and/or other business associates, and that has not become publicly known. Confidential Information includes, but is not limited to, the following:
a.Internal business information (including but not limited to information relating to strategy, staffing, financial data, training, marketing, promotional and sales plans and practices, costs, bidding activities and strategies, rate and pricing structures, and accounting and business methods);

b.Identities of, negotiations with, individual requirements of, specific contractual arrangements with, and information about, the Company’s or its Subsidiaries’ suppliers, distributors, customers, investors, partners and/or other business associates, their contact information, and their confidential information;

c.Compilations of data and analyses, underwriting process and parameters, material processes, technical data, specific program information, trade or industrial practices, computer programs, formulae, systems, research, records, reports, manuals, documentation, customer and supplier lists, data and databases relating thereto, and technology and methodology regarding specific projects; and

d.Intellectual Property not generally available to the public or published by the Company or its Subsidiaries.

Confidential Information shall not include information that: (i) is or becomes public information without breach of this Agreement by the Holder, (ii) was in the Holder’s possession (in writing or other recorded form) prior to his employment by the Company with no obligation to maintain confidentiality, as evidenced by written or electronic records, (iii) was received from a third party not under any obligation of confidentiality to the Company or (iv) is required to be disclosed by the Holder by law or a final order of a court or other governmental agency or authority of competent jurisdiction (collectively, “Order”); provided, however, reasonable notice prior to any such disclosure shall be given to the Company to allow sufficient time for the Company to obtain injunctive relief, a protective order or similar remedy.
“Intellectual Property,” or “IP,” means: (a) inventions or devices, whether patentable or not, (b) original works of authorship produced by or on behalf of the Company or its Subsidiaries, (c) trade secrets, (d) know-how and (e) any other intangible property protectable under federal, state or foreign law. Other examples of Intellectual Property include, but are not limited to, patent applications, patents, copyrighted works, technical data, computer software, knowledge of suppliers or business partnerships, documentation, processes, and methods and results of research.
The Holder acknowledges and agrees with the representations of the Company that Confidential Information and IP is proprietary and valuable to the Company, and that any disclosure or unauthorized use thereof may cause irreparable harm and loss to the Company.
The Holder acknowledges and agrees that: (a) the nature and periods of restrictions imposed by the covenants contained in this Agreement are fair, reasonable and necessary to protect and preserve for the Company and its Subsidiaries their viability and future revenues; (b) the Company or its Subsidiaries would sustain great and irreparable loss and damage if the Holder were to breach any of such covenants set forth herein; (c) the Company and its Subsidiaries intend to conduct business actively in the entire territory that is the subject of this Agreement (as defined below) and beyond; and (d) the covenants herein set forth are made as an inducement to and have been relied upon by the Company in entering into this Agreement.
The Holder acknowledges and agrees this Agreement is binding on the Holder’s heirs, executors, successors, administrators, representatives and agents.
The Holder agrees to receive and to treat Confidential Information and the knowledge of IP on a confidential and restricted basis and to undertake the following additional obligation with respect thereto:
(a)To use the Confidential Information for the singular purpose of benefiting the Company and its Subsidiaries, and specifically not use the Company’s and its Subsidiaries’ customer or prospective customer data to conduct marketing, or otherwise undertake personal contacts, to solicit, divert or appropriate customers or prospective customers of the Company or its Subsidiaries, whether for the benefit of the Holder or any Person;

(b)Not to disclose Confidential Information, except to the extent the Holder is required to disclose or use such Confidential Information in the performance of the Holder’s assigned duties for the Company or its Subsidiaries, to any person without the prior express written consent of the Board, or their successors as an action permitted under the operating agreement of the Company;

(c)To tender all Confidential Information to the Company, and destroy any of the Holder’s additional notes or records made from such Confidential Information, immediately upon request by the Company or upon termination of this Agreement;

(d)To promptly disclose and assign any right, title and interest to the Company all IP authored, made, conceived or actually reduced to practice, alone or jointly with others, (a) while performing duties for the Company or its Subsidiaries, or (b) which results or is suggested by any work done for or at the request of the Company or its Subsidiaries, or (c) which was aided by the use of trade secret information, whether or not during working hours and regardless of location;

(e)To use best efforts to safeguard the Confidential Information and protect it against disclosure, misuse, espionage, loss, misappropriation and theft;

(f)Immediately notify the Board of any breach of this Agreement;

(g)Assist the Company or its Subsidiaries, both during and after the termination of this Agreement, in obtaining and enforcing any legal rights in IP of the Company or its Subsidiaries, or assigned or to be assigned by the Holder to the Company or its Subsidiaries; and

(h)Refrain from purchasing or selling securities in reliance upon such Confidential Information or any non-public information or from communicating such information to any other person or entity under circumstances in which it is reasonably foreseeable that such person or entity is likely to purchase or sell such securities in reliance upon such information. The Holder agrees that it shall comply with all such applicable securities laws. Without limitation, the Holder agrees that it shall not, either directly or indirectly: (i) conduct any transactions involving securities of the Company in reliance upon any of the Confidential Information, or (ii) communicate any of the Confidential Information to any other person or entity under circumstances in which it is reasonably foreseeable that such person or entity is likely to purchase or sell such securities in reliance upon any of the Confidential or non-public Information.

1.Non-Compete. The Company and the Holder acknowledge that (a) the Company has a special interest in and derives significant benefit from the unique skills and experience of the Holder; (b) the Holder will use and have access to proprietary and valuable Confidential Information (as defined in Section 1 of this Appendix B) during the course of the Holder’s employment; and (c) the agreements and covenants contained herein are essential to protect the business and goodwill of the Company or any of its subsidiaries, affiliates or licensees. Accordingly, and in further consideration of the Holder’s employment with the Company and the compensation paid to the Holder and the benefits provided in connection with such employment, the Holder covenants and agrees that throughout the term of his/her employment, and for a period of six (6) months after the Holder’s termination of employment the Holder shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of the Company, whether for remuneration or otherwise, in any State where the Company is doing business.

2.Non-Solicitation. Holder covenants and agrees with the Company that the Holder will not, for any reason, directly or indirectly, for any Person, through the period ending on the second (2nd) annual anniversary of the last day of the Holder’s employment with the Company attempt to employ, divert away an employee, or enter into any contractual or employment arrangement with any employee or former employee, of the Company or its Subsidiaries, unless such employee or former employee has not been employed by the Company or its Subsidiaries for a period in excess of one (1) year. This Section 3 shall not apply to former employees that were terminated by the Company.

3.Consent to Injunction. Holder acknowledges that any breach of a covenant contained in this Appendix B will result in irreparable injury to the Company or its Subsidiaries and that the Company’s or its Subsidiaries’ remedy at law for such a breach may be inadequate and will be extremely difficult to calculate or determine. Accordingly, the Holder agrees and consents that upon any such breach, the Company or its Subsidiaries shall, in addition to all other remedies available at law and in equity, be entitled to (a) both preliminary and permanent injunctions to prevent or halt any such breach or threatened breach and (b) recover the cost of such attorney’s fees as the Company or its Subsidiaries may incur to enforce it rights hereunder if the Company is a prevailing party in such litigation. Further, the Holder agrees that in the event of any breach hereunder, the Company or its Subsidiaries shall have the right to seek restraining orders and/or injunctions.

4.Severability. In the event that the provisions of this Agreement should ever be deemed to exceed the time or geographic limitations permitted by applicable law, then the provisions will be reformed to the maximum time or geographic limitations permitted by applicable law. Every provision of this Agreement is intended to be severable, and, if any term or provision is determined to be illegal, invalid or unenforceable for any reason whatsoever, and cannot be reformed, such illegal, invalid or unenforceable provision shall be deemed severed here from and shall not affect the validity, legality or enforceability of the remainder of this Agreement.

Survival. The restrictions and obligations of this Appendix B shall survive any expiration, termination, or cancellation of this Agreement and shall continue to bind the Holder and Holder’s respective heirs, executors, successors, administrators, representatives and age.